Exhibit 99.1

Acadia Realty Trust Reports Fourth Quarter and Full Year 2011 Operating Results

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--February 7, 2012--Acadia Realty Trust (NYSE: AKR) today reported operating results for the quarter and year ended December 31, 2011. All per share amounts are on a fully diluted basis.

Fourth Quarter and Full Year 2011 Highlights

Earnings - Consistent With Guidance

•	Funds from operations (“FFO”) of $0.25 per share for fourth quarter 2011 and $0.97 for full year 2011

•	Earnings per share (“EPS”) from continuing operations of $0.09 for fourth quarter 2011 and $0.49 for full year 2011

Core Portfolio – Acquisition Pipeline and Re-anchoring Progress

•	During fourth quarter, entered into contracts to acquire two properties aggregating approximately $22.7 million

•	Year-to-date closed on $73.8 million of approximately $181.1 million of acquisitions under contract

•	Re-anchoring progress continues on three core portfolio re-anchoring projects which are 77% leased on an aggregate basis at year-end 2011

•	December 31, 2011 physical occupancy of 89.8%; leased occupancy of 92.7% including executed re-anchoring leases

•	Excluding the impact of re-anchoring activities, same store net operating income (“NOI”) for the fourth quarter up 1.3% compared to 2010; including this impact, same store NOI decreased 4.7%

Opportunity Funds – Fund III Acquisition Pipeline; Fund I Continues Monetization

•	Fund III acquired three properties during fourth quarter for an aggregate purchase price of $46.5 million

•	Year-to-date, Fund III closed on $139.8 million of approximately $171.3 million of acquisitions under contract

•	During fourth quarter, Fund I sold 16 properties for an aggregate gross sales price of $19.8 million which generated a net gain of $4.0 million, net of noncontrolling interests’ share

Balance Sheet – Securing Capital to Fund Acquisition Pipelines

•	Raised approximately $45.0 million of net proceeds during the fourth quarter from public equity offering

•	During the fourth quarter, repurchased $24.0 million of the Company’s outstanding convertible debt

•	Core portfolio debt net of cash on hand (“Net Debt”) to EBITDA ratio of 4.0x at December 31, 2011

•	Combined Net Debt to Total Market Capitalization of 27% at December 31, 2011

•	Cash on hand and availability under current credit facilities of $126 million at December 31, 2011

Fourth Quarter 2011 Operating Results

FFO and Net Income from Continuing Operations for the quarter ended December 31, 2011 were $10.8 million and $3.8 million, respectively, as compared to $12.1 million and $6.6 million, respectively, for the quarter ended December 31, 2010. For the year ended December 31, 2011, FFO and Net Income from Continuing Operations were $40.3 million and $20.1 million, respectively, compared to $50.5 million and $28.3 million, respectively, for the year ended December 31, 2010.

Earnings for the quarters and years ended December 31, 2011 and 2010, on a per share basis, were as follows:

	Quarters ended December 31,			Years ended December 31,
	2011	2010	Variance	2011	2010	Variance
FFO per share	$0.25	$0.30	$(0.05)	$0.97	$1.23	$(0.26)
EPS from continuing operations	$0.09	$0.16	$(0.07)	$0.49	$0.70	$(0.21)
EPS	$0.19	$0.17	$0.02	$1.26	$0.74	$0.52

The following significant items contributed to the above variances in EPS from continuing operations:

	Variance 2011 v. 2010
	Quarter	Year
2010 additional mortgage interest income	$(0.04)	$(0.19)
2011 gain on extinguishment of debt	--	0.03
2011 rents from new acquisitions and redevelopment projects
placed in service	0.03	0.08
Income tax provision	(0.01)	0.04
2010 RCP Venture income, net of noncontrolling interests’
share and income taxes	(0.04)	(0.03)
2010 non-cash gain on purchase of interest in City Point, net of
noncontrolling interests	--	(0.16)
Other items, net	(0.01)	0.02
Total variance	$(0.07)	$(0.21)

EPS from discontinued operations of $0.77 for the year ended December 31, 2011 was primarily attributable to (i) a $4.0 million gain, net of noncontrolling interests’ share, on the sale of 16 Fund I properties, (ii) a $28.6 million gain from the sale of the Ledgewood Mall and (iii) a $0.8 million gain, net of noncontrolling interests’ share, on the sale of a Fund II leasehold interest at the Oakbrook Center.

Core Portfolio

Acadia’s core portfolio is comprised of properties that are owned in whole or in part by Acadia outside of its three opportunity funds (the “Funds”).

Asset Recycling and Acquisition Activity – Investments in Urban/Street Retail

During the fourth quarter 2011, Acadia entered into contracts to acquire two properties for an aggregate purchase price of $22.7 million. Year-to-date, the Company has entered into contracts or closed on 31 street and urban retail properties located primarily in Chicago, Washington, DC (Georgetown), Cambridge, Massachusetts and New York City for an aggregate purchase price of $181.1 million. Acadia has closed on 15 of these properties for an aggregate purchase price of $73.8 million through year-end.

The Company is currently awaiting lender’s approval for the assumption of $51.7 million of first mortgage debt collateralized by 15 of the remaining 16 locations under contract prior to closing on these properties.

The closings of these transactions currently under contract, which are anticipated to be completed during the first quarter of 2012, are subject to customary closing conditions and in certain instances, lender approval. As such, no assurance can be given that the Company will successfully complete these transactions.

Core Portfolio Anchor Recycling

As previously announced during 2011, Acadia commenced the re-anchoring of the Bloomfield Town Square, located in Bloomfield Hills, Michigan, and two former A&P supermarket locations located in the New York City metropolitan area (collectively, the “Re-anchoring Activities”). As of December 31, 2011, 77% of this aggregate space has been leased with tenants at the Bloomfield Town Square expected to open during the second half of 2012.

Occupancy and Same-Store NOI

At December 31, 2011, Acadia’s core portfolio occupancy was 89.8% which was consistent with third quarter 2011. Including the square footage leased, but not yet occupied, in connection with the Re-Anchoring Activities, the core portfolio is 92.7% leased. The remaining space anticipated to be leased in connection with the Re-Anchoring Activities represents an additional 90 basis points of portfolio occupancy.

Excluding the impact of the Re-anchoring Activities, core portfolio same-store NOI increased 1.3% for the fourth quarter 2011 over fourth quarter 2010 and increased 0.1% for the year ended December 31, 2011, compared to 2010. Including the impact of the Re-anchoring Activities, core portfolio same-store NOI decreased 4.7% for the fourth quarter 2011 and decreased 4.1% for the year ended December 31, 2011, compared to 2010.

Rent Spreads on New and Renewal Leases

The Company realized an increase in average rents of 14.1% in its core portfolio on 100,000 square feet of new and renewal leases executed during the fourth quarter of 2011. Excluding the effect of the straight-lining of rents, the Company experienced an increase of 2.2% in average rents in its core portfolio.

Opportunity Funds – Fund III Acquisition Pipeline; Fund I Continues Monetization

Fund III Acquisitions

During the fourth quarter, Fund III acquired three properties for an aggregate purchase price of $46.5 million and was under contract to purchase one property for $31.5 million as follows:

•	New Hyde Park Shopping Center - a 31,500 square foot planned redevelopment located in New Hyde Park, New York,

•	Parkway Crossing - a 260,000 square foot project located in Baltimore, Maryland which includes the re-anchoring of a former A&P store with a Shop Rite supermarket ,

•	654 Broadway - an 18,700 square foot urban/street retail property located in the Noho district of New York City with redevelopment potential, and

•
Lincoln Park Centre (currently under contract) – a 62,700 square foot re-anchoring project (former Border Books store) located in Lincoln Park’s Clybourn Corridor in Chicago, Illinois adjacent to the newly developed Apple store.

Year-to-date, Fund III has closed on, or is under contract for, seven acquisitions aggregating $171.3 million. The closing of the transaction currently under contract is subject to customary closing conditions and in certain instances, lender approval. As such, no assurance can be given that the Company will successfully complete this transaction.

Fund I – Dispositions

During the fourth quarter 2011, Fund I sold 15 of its remaining 18 Kroger/Safeway locations for approximately $17.5 million and the Granville Centre for $2.3 million. These sales generated a net gain of $4.0 million, net of noncontrolling interests’ share.

Balance Sheet – Securing Capital to Fund Acquisition Pipelines

During the fourth quarter, Acadia issued 2.25 million Common Shares, which generated net proceeds of approximately $45.0 million. In addition, during January 2012, the Company established an at-the-market (“ATM”) equity program with an aggregate offering price up to $75.0 million. Acadia intends to use the net proceeds of these offerings, in part, to fund the core and its share of the Fund acquisition activities as discussed above.

During December 2011, Acadia repurchased $24.0 million of its outstanding convertible debt. Following this repurchase, the Company’s outstanding convertible notes payable balance was $0.9 million as of December 31, 2011.

Acadia continues to maintain a secure balance sheet with available liquidity, low leverage and limited interest rate exposure as evidenced by the following:

•
As of December 31, 2011, the Company had total liquidity of $126 million, including $63 million of cash on hand and $63 million available under existing lines of credit, excluding the Funds’ cash and credit facilities

•	Core portfolio Net Debt to EBITDA ratio of 4.0x

•	Including the Company’s pro-rata share of the Fund debt (“Combined”), a Net Debt to EBITDA ratio of 4.9x

•	Combined Net Debt to Total Market Capitalization of 27% and Combined Debt to Total Market Capitalization of 31%

•	Core portfolio fixed-charge coverage ratio of 2.6 to 1

•	Combined fixed-charge coverage ratio, including the core portfolio and the Company’s pro- rata share of the Funds, was 3.0 to 1

•	100% of the Company’s core portfolio debt is fixed at an average interest rate of 6.1%

•	82% of the Company’s Combined debt is fixed at an average interest rate of 5.5%

Outlook - Earnings Guidance for 2012

The Company forecasts its 2012 annual FFO will range from $1.00 to $1.05 per share and 2012 EPS from $0.54 to $0.60. The following table summarizes management’s 2012 guidance (dollars in millions, except per share amounts):

	2012		2011
	Low	High	Actual
Core and pro-rata share of Fund portfolio income	$49.5	$52.5	$43.9
Asset and property management fee income, net of taxes	14.0	14.5	12.1
Transactional fee income, net of taxes	5.0	6.5	6.2
Promote income from Funds, RCP Venture and
other income, net of taxes	0.5	1.0	1.5
General and administrative expense	(23.5)	(24.0)	(23.4)
FFO	$45.5	$50.5	$40.3
FFO per share	$1.00	$1.05	$0.97

The following is a reconciliation of the calculation of forecasted FFO per diluted share and earnings per diluted share:

Guidance Range for 2012	Low	High
Earnings per diluted share	$0.54	$0.60
Depreciation of real estate and amortization of leasing costs:
Wholly owned and consolidated partnerships	0.41	0.40
Unconsolidated partnerships	0.04	0.04
Noncontrolling interest in Operating Partnership	0.01	0.01
FFO	$1.00	$1.05

For the core portfolio, the Company is assuming occupancy to increase up to 400 basis points by the end of 2012 and for same-store NOI to increase, on average, between 2% and 3% for the year. During the first half of 2012, the Re-Anchoring Activities as discussed above will continue to impact same-store NOI unfavorably, but are expected to contribute positively to this portfolio measure during the second half of 2012. Similarly, the Re-Anchoring Activities and forecasted 2012 core and Fund investments are anticipated to be key drivers to earnings growth, primarily in the second half of 2012. Management will discuss its 2012 earnings guidance and related assumptions in further detail on its scheduled year-end investor conference call.

Management Comments

“I am pleased with our fourth quarter results, which continued to show the progress that we made throughout 2011 with our key growth initiatives,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “This includes progress in our core portfolio through both the profitable re-anchoring of several important projects as well as meaningful additions to our street and urban retail portfolio. Upon the anticipated closing of these investments, we will have added $181 million of high quality properties, located in New York City, Chicago, Washington, DC and Cambridge, Massachusetts to our already strong core portfolio. We also added several exciting value-add investments through our Fund III platform. The contributions from all of these activities will have an important impact to our earnings in the second half of this year and will make important long-term contributions to our portfolio going forward.”

Investor Conference Call

Management will conduct a conference call on Wednesday, February 8, 2012 at 12:00 PM ET to review the Company's earnings and operating results. The live conference call can be accessed by dialing 866-362-4666 (internationally 617-597-5313). The pass code is “Acadia”. The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888), and the passcode will be 72203050. The phone replay will be available through Wednesday, February 15, 2012.

About Acadia Realty Trust

Acadia Realty Trust, a fully-integrated equity real estate investment trust, is focused on the acquisition, ownership, management and redevelopment of high-quality retail properties and urban/infill mixed-use properties with a strong retail component located primarily in high-barrier-to-entry, densely-populated metropolitan areas along the East Coast and in Chicago. Acadia owns, or has an ownership interest in, 83 properties through its core portfolio and three opportunistic/value-add investment funds. Additional information may be found on the Company’s website at www.acadiarealty.com.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from continued economic uncertainty. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 28, 2011 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial environment and its effect on retail tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of our properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights (1)
For the Quarters and Years ended December 31, 2011 and 2010
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Years ended
	December 31,		December 31,
Revenues	2011	2010	2011	2010

Minimum rents	$28,924	$25,399	$111,862	$97,002
Percentage rents	75	201	361	473
Mortgage interest income	1,936	3,724	11,429	19,161
Expense reimbursements	6,175	5,778	22,388	20,499
Other property income	595	700	2,444	2,486
Management fee income	508	242	1,677	1,424
Total revenues	38,213	36,044	150,161	141,045
Operating expenses
Property operating	7,574	8,892	29,371	29,223
Real estate taxes	4,894	4,353	18,686	17,255
General and administrative	5,939	4,368	23,086	20,220
Depreciation and amortization	8,597	7,785	32,986	28,808
Total operating expenses	27,004	25,398	104,129	95,506

Operating income	11,209	10,646	46,032	45,539

Equity in (loss) earnings of unconsolidated affiliates	(1,470)	10,361	1,555	10,971
Other interest income (expense)	57	(54)	276	408
Gain from bargain purchase	--	--	--	33,805
Interest expense and other finance costs	(9,511)	(11,437)	(37,109)	(40,498)
Gain on extinguishment of debt	--	--	1,268	--
Income from continuing operations before
Income taxes	285	9,516	12,022	50,225
Income tax provision	467	1,021	474	2,890
(Loss) income from continuing operations	(182)	8,495	11,548	47,335

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights (1)
For the Quarters and Years ended December 31, 2011 and 2010
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Years ended
	December 31,		December 31,
	2011	2010	2011	2010
Discontinued operations:
Operating income from discontinued operations	225	887	2,262	3,332
Impairment of asset	--	--	(6,925)	--
Gain on sale of property	14,332	--	46,830	--
Income from discontinued operations	14,557	887	42,167	3,332
Net income	14,375	9,382	53,715	50,667
(Income) loss attributable to noncontrolling interests:
Continuing operations	3,971	(1,906)	8,514	(19,075)
Discontinued operations	(10,459)	(464)	(10,674)	(1,535)
Net (income) loss attributable to noncontrolling
interests	(6,488)	(2,370)	(2,160)	(20,610)

Net income attributable to Common Shareholders	$7,887	$7,012	$51,555	$30,057

Supplemental Information
Income from continuing operations attributable to
Common Shareholders	$3,789	$6,589	$20,062	$28,260
Income from discontinued operations attributable to
Common Shareholders	4,098	423	31,493	1,797
Net income attributable to Common Shareholders	$7,887	$7,012	$51,555	$30,057

Net income attributable to Common Shareholders per Common Share – Basic
Net income per Common Share – Continuing
operations	$0.09	$0.16	$0.50	$0.70
Net income per Common Share – Discontinued
operations	0.10	0.01	0.77	0.05
Net income per Common Share	$0.19	$0.17	$1.27	$0.75
Weighted average Common Shares	41,785	40,257	40,697	40,136
Net income attributable to Common Shareholders per Common Share – Diluted 2
Net income per Common Share – Continuing
operations	$0.09	$0.16	$0.49	$0.70
Net income per Common Share – Discontinued
operations	0.10	0.01	0.77	0.04
Net income per Common Share	$0.19	$0.17	$1.26	$0.74
Weighted average Common Shares	42,066	40,594	40,986	40,406

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights (1)
For the Quarters and Years ended December 31, 2011 and 2010
(dollars and Common Shares in thousands, except per share data)
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (3)

	For the Quarters ended		For the Years ended
	December 31,		December 31,
	2011	2010	2011	2010

Net income attributable to Common Shareholders	$7,887	$7,012	$51,555	$30,057

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share):
Consolidated affiliates	4,692	4,687	18,274	18,445
Unconsolidated affiliates	477	374	1,549	1,561
Gain on sale (net of noncontrolling interests' share):
Consolidated affiliates	(2,356)	--	(31,716)	--
Unconsolidated affiliates	--	--	--	--
Income attributable to noncontrolling interests’ in
Operating Partnership	99	68	635	377
Distributions – Preferred OP Units	5	5	18	18
Funds from operations	$10,804	$12,146	$40,315	$50,458
Funds from operations per share – Diluted
Weighted average Common Shares and OP Units 4	42,559	40,979	41,467	40,876
Funds from operations, per share	$0.25	$0.30	$0.97	$1.23

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights (1)
For the Quarters and Years ended December 31, 2011 and 2010
(dollars in thousands)
RECONCILIATION OF OPERATING INCOME TO NET PROPERTY
OPERATING INCOME (“NOI”) (3)

	For the Quarters ended		For the Years ended
	December 31,		December 31,
	2011	2010	2011	2010

Operating income	$11,209	$10,646	$46,032	$45,539

Add back:
General and administrative	5,939	4,368	23,086	20,220
Depreciation and amortization	8,597	7,785	32,986	28,808
Less:
Management fee income	(508)	(242)	(1,677)	(1,424)
Mortgage interest income	(1,936)	(3,724)	(11,429)	(19,161)
Straight line rent and other adjustments	(1,785)	(955)	(8,712)	(3,627)

Consolidated NOI	21,516	17,878	80,286	70,355

Noncontrolling interest in NOI	(7,255)	(4,962)	(25,195)	(18,308)
Pro-rata share of NOI	$14,261	$12,916	$55,091	$52,047

SELECTED BALANCE SHEET INFORMATION
	As of
	December 31, 2011	December 31, 2010
	(dollars in thousands)

Cash and cash equivalents	$89,812	$120,592
Rental property, at cost	1,252,100	1,061,669
Total assets	1,653,319	1,524,806
Notes payable	788,840	854,924
Total liabilities	883,221	937,284

Notes:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights
For the Quarters and Years ended December 31, 2011 and 2010
(dollars and Common Shares in thousands, except per share data)

Notes (continued):

2 Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on this same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assumes full conversion of a weighted average 493 and 360 OP Units into Common Shares for the quarters ended December 31, 2011 and 2010, respectively and 480 and 469 OP Units into Common Shares for the years ended December 31, 2011 and 2010, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters ended December 31, 2011 and 2010, and for each of the years ended December 31, 2011 and 2010. In addition, diluted FFO also includes the effect of employee share options of 256 and 337 Common Shares for the quarters ended December 31, 2011 and 2010, respectively and 264 and 245 Common Shares for the years ended December 31, 2011 and 2010, respectively.

CONTACT:
Acadia Realty Trust
Jon Grisham, 914-288-8100